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                                                                    EXHIBIT 99.1


[IXC COMMUNICATIONS, INC. LETTERHEAD]                               NEWS RELEASE
--------------------------------------------------------------------------------


              IXC FIRST TO CARRY RESEARCH AND COMMERCIAL TRAFFIC ON
                  NATIONWIDE NEXT GENERATION INTERNET BACKBONE

            The Gemini2000 Network's unique architecture will enable
             speeds up to 1,000 times faster than today's Internet


AUSTIN, TX - December 14, 1998 - IXC Communications (Nasdaq: IIXC) today announced that it has activated the first coast-to-coast, next generation Internet backbone network to carry both commercial and research community traffic.

IXC's OC-48 network, named Gemini2000, will eliminate Internet congestion and backlog by offering high-speed communications that are 100 to 1,000 times faster than today's Internet. The Gemini2000 Network, which is supported by technology from Cisco Systems, Newbridge and Nortel Networks, is segmented into eight regions, each containing a central traffic aggregation point, or Core Site. The New York City, Washington D.C. and San Francisco Core Sites have been activated and are carrying traffic. By the third quarter of 1999, Core Sites in Atlanta, Austin, Chicago, Dallas/Ft. Worth and Newark, Delaware will be brought on line. (A network map is available from IXC.)

The Gemini2000 Network is unlike competitive networks not only because it is the first to carry dual traffic, but it also incorporates a unique architecture that ensures quality and performance. The backbone network is designed with a logical, hierarchical structure for efficient and effective management, something today's Internet cannot offer. Quality and performance are also enhanced because, unlike other carriers targeting the R&E community, IXC manages its own network.

The Gemini2000 Network is further distinguished because it is targeted not just at a small group of organizations in the R&E community. IXC's new backbone is aimed at the wide range of business, healthcare and other commercial organizations that will require a next generation Internet to implement true multimedia applications - audio, graphics, video and voice - in order to effectively compete in the next millennium.

IXC also has created The Gemini2000 Program, a multi-organization initiative to build advanced applications for the new Internet. As part of the program, IXC is partnering with AppliedTheory Communications, which IXC invested in earlier this year. Together, the companies are engineering, implementing, managing and bringing to market a comprehensive set of next generation products and services. As The Gemini2000 Network's first commercial customer, AppliedTheory is leveraging its experience within the educational and research

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communities to assist IXC with creating and delivering a cutting-edge virtual private network for applications such as telemedicine, advanced engineering, virtual learning environments and a variety of other uses.

"Earlier this year, IXC recognized the importance of having the right team in place to build a new Internet," said Ben Scott, IXC's chairman and CEO. "As a result, we made an important investment in AppliedTheory. Today's announcement demonstrates the value of that investment as well as the strength of IXC's Internet strategy and its promise for long term success as the public network for the 21st century."

Berge Ayvazian with the Yankee Group said, "The Gemini2000 initiative positions IXC at the forefront of the market for high speed Internet backbone services, and offers unique advantages to ISPs, web portals, corporate, educational, research and government users of the Internet."

The activation of The Gemini2000 Network has had a significant and immediate impact on the research and education community's Internet2 project. The network, which is being reviewed for Internet2 compliance by the National Science Foundation (NSF), has enabled for the first time, two GigaPoPs to connect with each other. Detailed in related announcements made today by AppliedTheory and NYSERNet, IXC and AppliedTheory are working with GigaPoP operator NYSERNet (New York State Education and Research Network), one of the original architects of today's commercial Internet, to establish links between New York City and GigaPoPs across the country. There are an estimated two dozen GigaPoPs being built as part of the Internet2 project.

"We had many opportunities to partner, but we chose IXC because of their terrific potential and willingness to innovate. The Gemini2000 Program is the result of the combined talent of this powerhouse partnership," said Richard Mandelbaum, CEO of AppliedTheory.

In its compliance review by the NSF and to ensure the progressive development of a new ubiquitous Internet, The Gemini2000 Network intends to connect the vBNS network and other special purpose networks certified by the NSF.

"IXC's Gemini2000 network and its Cisco gigabit routers are a potent combination in bringing the benefits of the Next Generation Internet to R&E and commercial customers," said Kevin Kennedy, senior vice president of Cisco Service Provider Line of Business. "IXC is staking a strong claim among the most advanced networks with its unique architecture and the commitment of Cisco to help them be the best."

"Nortel Networks is proud to be the supplier of the optical Internet backbone equipment for IXC Communications' nationwide build," said Greg Mumford, vice-president and general manager, Optical Networks, Nortel Networks. "Our 10 Gbps systems with Dense-Wavelength Division Multiplexing provides maximum capacity and reliability to speed communications, with 'always-on' connectivity and the best level of data integrity."

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The Gemini name was chosen because the NASA missions of Gemini 6 and 7 achieved the first rendezvous in orbit between two spacecraft on December 15, 1965, orbiting the earth in parallel six inches apart. On the same day, 33 years later IXC is announcing the first dual purpose, OC-48 IP backbone that supports both R&E and commercial Internet traffic. In addition, Gemini, meaning twins, is a sign of duality that revolves around diversity and change. Those two characteristics are critical considerations in building a new Internet suitable for a new millenium.

About IXC

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.


                                      # # #

A news conference will be held today at 11:30 am EST at 55 Broad Street (4th floor) in New York City, accessible live or by call-in at 800-937-3492 or Webcast at ixc-comm.com on the three announcements from IXC, AppliedTheory and NYSERNet.

Please see IXC's editorial backgrounder for a glossary of terms used in this news release.



IXC Media Contacts:                                       IXC Investor Contact:
-------------------                                       ---------------------
Gerard Sandoval              Melissa Jackson              Greta Wiechman
Account Manager              Sr. Mgr. of Public Relations Sr. Manager, Inv. Rel.
(770) 392-8629               (512) 231-5247               (888) 267-9478
gerard.sandoval@cbpr.com     mjackson@ixc-comm.com        gwiechman@ixc-comm.com

Applied Theory               NYSERNet
Kerry Hanna                  Michael Fox
Director of Marketing        Middleberg + Associates
516-466-8422                 212-699-2541